EX-10.20

REVOLVING CREDIT LOAN PROMISSORY NOTE

$5,000,000.00	Effective: December 31, 2007

          FOR VALUE RECEIVED, VAUGHAN FOODS, INC., an Oklahoma corporation, ALLISON’S GOURMET KITCHENS, LIMITED PARTNERSHIP, an Oklahoma limited partnership, and WILD ABOUT FOODS – OKLAHOMA, LLC, a Texas limited liability company (hereinafter collectively referred to as the “Borrower”), jointly and severally, unconditionally promise to pay to the order of INTERNATIONAL BANK OF COMMERCE, a Texas state banking association (“Lender”), at 3601 N.W. 63rd Street, Oklahoma City, OK 73116, or at such other place as may be designated in writing by the holder of this promissory note, the principal sum not to exceed FIVE MILLION and 00/100 Dollars ($5,000,000.00), together with interest thereon at the rate hereinafter specified:

          INTEREST RATE. Interest shall accrue on the outstanding principal balance of this loan at the rate of New York Prime Rate minus five eighths percent (0.625%), adjusted on date of change. Interest on this Note shall be computed on the basis of a 360 day year. The New York Prime rate (New York Prime) means that annual rate of interest as quoted by J.P. Morgan Chase Bank from time to time or a similar substitute rate determined by the Lender in its sole discretion as most nearly approximating that rate in the case this prime rate is no longer published. Each change in the New York Prime shall become effective without notice (which notice is hereby waived) on the date of change.

          ADJUSTMENTS TO INTEREST RATE. The Interest Rate is subject to the following adjustments to be made on a quarterly basis, if applicable. When Funded Debt to EBITDA is at the ratio(s) set forth below the Interest Rate will be adjusted for the applicable quarter:

          (a)      Below 3:1 Interest Rate reduces 1.00%

          (b)      3:1 to 4.0 Interest Rate reduces 0.75%

          (c)      4:1 to 5.0 Interest Rate reduces 0.625%

          (d)      Above 5.0 Interest Rate reduces 0.375%

          PAYMENT TERMS. Beginning January 31, 2008 through March 31, 2010 (the “Maturity Date”), Borrower shall pay Lender monthly payments of interest only. On the Maturity Date, all accrued interest and unpaid principal shall be due and payable in full. If at any time the amount of the outstanding principal balance advanced hereunder exceeds the Borrowing Base Borrower shall make a principal payment in the amount of said excess immediately.

          DEFAULT INTEREST: Any sum not paid when due shall bear interest at a rate of five percent (5%) per annum greater than the per annum interest rate prevailing on this Note at the time the unpaid amount became due for the period of time for which the sum is unpaid.

          LATE PAYMENT. To the extent allowed by law, as the late payment charge under this Note, Lender may in its sole discretion, require Borrower to pay a one time “late charge” per late payment equal to five percent (5%) of the amount of the unpaid principal and interest of such payment, with a minimum of $10.00 and a maximum of $1,500.00 per late payment. The “late charge” may be assessed without notice and shall be immediately due and payable. This provision is inapplicable if the outstanding indebtedness under this Note is accelerated and/or demanded in full.

          Of even date herewith the Borrower and Lender have entered into a Loan Agreement (“Agreement”). Unless otherwise defined herein all capitalized words and phrases used herein shall have the meaning given in the Agreement.

          The Lender’s records of advances and repayments will be prima facie evidence of the amount owed by the Borrower to the Lender with respect to this Note, in the absence of manifest error.

          All payments made upon this Note shall be applied first to the outstanding accrued interest, if any, through the date of payment and the balance, if any, to the principal balance due and owing under this Note.

          Borrower agrees that if, and as often as this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Lender’s rights hereunder or under any instrument securing payment of this Note, Borrower shall pay the Lender its reasonable attorneys’ fees and all court costs and other expenses incurred in connection therewith.

          It is expressly understood that time is of the essence of this Note, and if the Borrower shall fail to pay when due, any amount payable under the provisions of this Note or fail to perform any other obligation to the Lender, or upon the occurrence of an Event of Default under the Agreement such event shall constitute a default hereunder (any of the foregoing being hereinafter referred to as “Default”). Upon Default (i) this Note and all other liabilities together with all accrued but unpaid interest hereon and thereon, at the option of the Lender, and without notice, demand or presentment, or notice of intent to accelerate to the Borrower or any other person or party, may be declared, and thereupon immediately shall become, due and payable; and (ii) the Lender may exercise, from time to time, any and all other rights, remedies and recourses now or hereafter existing in equity, at law, herein or any other Loan Document between Borrower and Lender, by virtue of statute or otherwise, including but not limited to, all rights and remedies available to it under the Uniform Commercial Code as in effect from time to time in the State of Oklahoma and the right to foreclose any and all liens and security interests securing this Note.

          The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or circumstances, and no other provision of this instrument shall be affected thereby.

          Borrower expressly stipulates and agrees that it is the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this section shall control every other covenant and agreement in this Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Note, or if Lender’s exercise of the option to accelerate the maturity of the Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of the Note (or, if the Note has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents immediately shall be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the loan proceeds evidenced by the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Note does not exceed the maximum rate permitted under applicable law from time to time in effect and applicable to the Note for so long as the Note is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

          Each Borrower hereunder shall be regarded as a principal and each agrees that any party to this Note, with Lender’s approval and without notice to any other party, may from time to time renew this Note or consent to one or more extensions or deferrals of the Maturity Date for any term(s) or any other modification(s), and each Borrower shall be liable in the same manner as on the original note.

          This Note, to the extent of the full face amount hereof, evidences indebtedness of Borrower to Lender. This Note is issued by the Borrower as part of a commercial transaction and no part of this loan is for a personal use.

          Borrower hereby consents to the jurisdiction and/or venue of any state, district court or federal district court within the State of Oklahoma, as Lender may elect with respect to any action involving this Note.

          BORROWER HEREBY VOLUNTARILY, AND KNOWINGLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN THE BORROWERS AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR ANY OTHER LOAN DOCUMENT.

          Borrower stipulates and agrees that the Lender may, in its sole discretion, assign this Note to any such person it may select, upon such terms and conditions as it may deem appropriate, and that such assignee shall thereafter become the holder of this Note and shall be entitled to enforce all rights, remedies, and other benefits which shall or may inure to the benefit of the Lender; provided that Lender shall not assign this Note without the consent of Borrower if Borrower is not in Default and Lender continues to service this Note for Borrower.

          NOTICE OF NO ORAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

          ARBITRATION. Bank and Borrower agree as follows:

(a)
Any and all commercial controversies between the parties shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of filing, unless the commercial arbitration rules conflict with this provision and in such event the terms of this provision shall control to the extent of the conflict.

(b)
The award of the arbitrators, or a majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. The arbitration award shall be in writing and specify the factual and legal basis for the award. Upon the request of any party, the award shall include findings of fact and conclusions of law.

(c)
Arbitral disputes include any and all controversies or claims between the parties of whatever type or manner, including without limitation, any claim arising out of or relating to this Note, all past, present and/or future credit facilities and/or agreements involving the parties, any transactions between or involving the parties, and/or any aspect of any past or present relationship of the parties, whether banking or otherwise, specifically including any alleged tort committed by any party.

(d)
The parties shall allow and participate in discovery in accordance with the federal rules of civil procedure for a period of one hundred twenty (120) days after the filing of the original responsive pleading. Discovery may continue thereafter as agreed by the parties or as allowed by the arbitrators. Unresolved discovery disputes shall be brought to the attention of the arbitrators by written motion for proper disposition, including ruling on any asserted objections, privileges, and protective order requests and awarding reasonable attorney’s fees to the prevailing party.

(e)
In the event the aggregate of all affirmative claims asserted exceed $500,000.00, exclusive of interest and attorney’s fees, or upon the written request of any party, (1) prior to the dissemination of a list of potential arbitrators, the American Arbitration Association shall conduct an in person administrative conference with the parties and their attorneys for the following purposes and for such additional purposes as the parties or the American Arbitration Association may deem appropriate, (a) to obtain additional information about the nature and magnitude of the dispute and the anticipated length of hearings and scheduling; (b) to discuss the view of the parties about any technical and/or other special qualifications of the arbitrators; and (c) to consider, whether mediation or other methods of dispute resolution might be appropriate, and (2) as promptly as practicable after the selection of the arbitrators, a preliminary hearing shall be held among the parties, their attorneys and the arbitrators. With the agreement of the arbitrators and the parties, the preliminary hearing may be conducted by telephone conference call rather than in person. At the preliminary hearing the matters that may be considered shall include, without limitation, a pre-hearing scheduling order addressing (a) each party’s duty to submit a detailed statement of claims, damages and/or defenses, a statement of the issues asserted by each party and any legal authorities the parties may wish to bring to the attention of the arbitrators; (b) responses and/or replies to the pleadings filed in compliance with subpart 2(a); (c) stipulations regarding any uncontested facts; (d) exchange and pre-marking of all documents which each party believes may be offered at the final arbitration hearing; (e) the identification and availability of witnesses, including experts, and such additional matters regarding witnesses including their biographies and a short summary of their expected testimony, (f) whether a stenographic or other official record of the proceedings shall be maintained; and (g) the possibility of utilizing mediation or other alternative methods of dispute resolution.

(f)
For purposes of this provision, “the parties” mean Borrower and Lender, and each and all persons and entities signing this agreement or any other agreements between or among any of the parties as part of this transaction; “the parties” shall also include individual partners, affiliates, officers, directors, employees, agents and/or representatives of any party to such documents, and shall include any other owner and holder of this agreement.

(g)
The parties shall have the right to invoke self- help remedies (such as set- off, notification of account debtors, seizure and/or foreclosure of collateral, and non-judicial sale of personal property and real property collateral) before, during or after any arbitration and/or request ancillary or provisional judicial remedies (such as garnishment, attachment, specific performance, receiver, injunction or restraining order, and sequestration) before or after any arbitration. The parties need not await the outcome of the arbitration before using self-help remedies. Use of self-help or ancillary and/or provisional judicial remedies shall not operate as a waiver of either party’s right to compel arbitration. Any ancillary or provisional remedy which would be available from a court at law shall be available from the arbitrators.

(h)
The parties agree that any action regarding any controversy between the parties shall either be brought by arbitration, as described herein, or by judicial proceedings, but shall not be pursued simultaneously in different or alternative forms. A timely written notice of intent to arbitrate pursuant to this agreement stays and/or abates any and all action in a trial court, save and except a hearing on a motion to compel arbitration and/or the entry of an order compelling arbitration and staying and/or abating the litigation pending the filing of the final award of the arbitrators. All reasonable and necessary attorney’s fees and all travel costs shall be awarded to the prevailing party on any motion to compel arbitration and must be paid to such party within ten (10) days of the signing of the order compelling arbitration.

(i)
Any party seeking to arbitrate shall serve a written notice of intent to arbitrate to any and all opposing parties within 360 days after dispute has arisen. A dispute is defined to have arisen only upon receipt of service of judicial process, including service of a counterclaim, failure to serve a written notice of intent to arbitrate within the time specified above shall be deemed a waiver of the aggrieved party’s right to compel arbitration of such claim. The issue of waiver pursuant to this agreement is an arbitral dispute.

(j)
Active participation in pending litigation during the 360 day notice period, whether as plaintiff or defendant, is not a waiver of the right to compel arbitration. All discovery obtained in the pending litigation may be used in any subsequent arbitration proceeding.

(k)
The parties further agree that (i) no arbitration proceeding hereunder shall be certified as a class action or proceed as a class action, or on a basis involving claims brought in a purported representative capacity on behalf of the general public, other customers or potential customers or persons similarly situated and (ii) no arbitration proceeding hereunder shall be consolidated with, or joined in any way with, any other arbitration proceeding.

(l)
Any arbitrator selected shall be knowledgeable in the subject matter of the dispute. Each of the parties shall pay an equal share of the arbitration costs, fees, expenses, and of the arbitrators’ fees, costs and expenses.

(m)
All statutes of limitations which would otherwise be applicable shall apply to any and all claims asserted in any arbitration proceeding hereunder and the commencement of any arbitration proceeding tolls such statutes of limitations.

(n)
In any arbitration proceeding subject to this provision, the arbitrators, or majority of them, are specifically empowered to decide (by documents only, or with a hearing, at the arbitrators’ sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication.

(o)
This arbitration provision shall survive any termination, amendment, or expiration of the agreement in which this provision is contained, unless all of the parties otherwise expressly agree in writing.

(p)
The parties acknowledge that this agreement evidences a transaction involving interstate commerce. The federal arbitration act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause of this agreement.

(q)	The arbitrators, or a majority of them, shall award attorney’s fees and costs to the prevailing party pursuant to the terms of this agreement.

(r)	Neither the parties nor the arbitrators may disclose the existence, content, or results of any arbitration hereunder.

(s)	Venue of any arbitration proceeding hereunder shall be in Oklahoma County, Oklahoma.

          IN WITNESS WHEREOF, Borrower has executed this instrument this 31st day of December, 2007, and made effective as of the date first above appearing.

“BORROWER”

VAUGHAN FOODS, INC., an Oklahoma
corporation

By:	/s/ Gene P. Jones
GENE P. JONES, Secretary, Treasurer, and
Chief Financial Officer

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP

By:	VAUGHAN FOODS, INC., its General
Partner

By:	/s/ Gene P. Jones
GENE P. JONES, Secretary, Treasurer, and
Chief Financial Officer

WILD ABOUT FOODS – OKLAHOMA,
LLC, a Texas limited liability company

By:	/s/ Gene P. Jones
GENE P. JONES, Manager